Exhibit 99.1

Date:	July 29, 2015
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ANNOUNCES FISCAL THIRD QUARTER FINANCIAL RESULTS

Stroudsburg, Pennsylvania, July 29, 2015 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ Global MarketSM: ESSA) today reported net income of $2.5 million, or $0.23 per diluted share, for the quarter ended June 30, 2015, compared with net income of $2.6 million, or $0.24 per diluted share, for the same quarter, last year. Net income for the first nine months of fiscal 2015 increased to $7.5 million, or $0.71 per diluted share, compared with net income of $6.1 million, or $0.56 per diluted share, for the nine months of fiscal 2014. Year-over-year comparisons reflect the acquisition of Franklin Security Bancorp in April 2014.

The Company is the holding company for ESSA Bank & Trust, a $1.6 billion asset institution, which provides full service retail and commercial banking, financial, and investment services from 26 locations in eastern Pennsylvania.

THIRD QUARTER HIGHLIGHTS

•	Disciplined loan growth. Total loans increased 1.3% (not annualized) on a sequential quarter basis, and 3.2% (not annualized) during the nine months ended June 30, 2015. Loan growth was driven primarily by increases in commercial and indirect auto loans.

•	Net interest income remained steady. Net interest income was approximately $11.0 million for the second consecutive quarter despite continued net interest margin compression. The net interest margin was 2.96% for the quarter ending June 30, 2015, compared with 3.03% for the quarter ended March 31, 2015 and 3.09% for the quarter ending June 30, 2014.

•	Asset quality improved. Non-performing assets declined to $23.4 million, or 1.46% of total assets, as of June 30, 2015 from $24.7 million, or 1.56% of total assets as of March 31, 2015.

•	Capital management. A quarterly cash dividend of $0.09 per share was paid on June 30, 2015. During the June 2015 quarter, the Company repurchased 36,900 shares at an average price of $12.85. Tangible book value per share increased to $13.94 at June 30, 2015, from $13.34 at September 30, 2014.

•	Previously announced acquisition. Subsequent to the third fiscal quarter, the Company announced a definitive agreement on July 29, 2015 to purchase Eagle National Bancorp (“ENB”) in an all-cash transaction. ENB had total assets of $175.7 million, total loans of $125.1 million, and total deposits of $148.7 million as of June 30, 2015.

Gary S. Olson, President and CEO, commented: “Our third quarter results reflect our ability to deliver consistent results despite the earnings challenges presented by continued low interest rates. As we expand into faster-growing markets, we remain focused on loan growth, asset quality, and controlled operating expenses while our efforts to build commercial relationships continue to gain traction.”

Corporate Center: 200 Palmer Street PO Box L Stroudsburg, PA 18360-0160 570-421-0531 Fax: 570-421-7158

As noted when our merger with Eagle National Bancorp was first announced, “We are excited to have this opportunity to expand our market share and establish a commercial presence in an attractive suburban Philadelphia market.”

Income Statement Review

Net interest income decreased $86,000, or 0.8%, to $11.0 million for the three months ended June 30, 2015, from $11.1 million for the comparable period in 2014. Net interest income increased $3.5 million, or 12.0%, to $33.1 million for the nine months ended June 30, 2015, from $29.5 million for the comparable period in 2014, reflecting increases in the Company’s loan portfolio.

Interest expense decreased $171,000 for the nine months ended June 30, 2015 compared to the comparable period in 2014, while interest income increased $3.4 million on growing loan volume. Increases in interest income from indirect auto loans, commercial loans and investment securities helped offset a decrease in interest income from mortgage loans.

The Company’s net interest rate spread was 2.90% for the three months ended June 30, 2015, down from 3.02% for the comparable 2014 period. The Company’s net interest rate spread rose to 2.93% for the nine months ended June 30, 2015 compared to 2.91% for the nine months ended June 30, 2014. Net interest margin was unchanged at 2.99% for the nine months ended June 30, 2015 and 2014.

The Company’s provision for loan losses increased to $525,000 for the three months ended June 30, 2015, compared with $500,000 for the three months ended June 30, 2014. The Company’s provision for loan losses decreased to $1.5 million for the nine months ended June 30, 2015, compared with $2.0 million for the nine months ended June 30, 2014. Net loan charge-offs in fiscal third quarter 2015 were $425,000 compared to $326,000 in fiscal third quarter 2014. Net loan charge-offs for the nine months ended June 30, 2015 were $1.4 million compared to $1.2 million in the 2014 period.

Noninterest income decreased 7.2% to $1.9 million for the three months ended June 30, 2015, compared with $2.1 million for the three months ended June 30, 2014 due principally to declines in trust and investment fees, gain on acquisition, and other income which were partially offset by an increase in gain on sale of investments, net. Noninterest income increased 3.4% to $5.7 million for the nine months ended June 30, 2015, compared with the nine months ended June 30, 2014. The increase was due primarily to increases in service fees and charges related to loans and gain on sale of investments offset in part by a decline in gain on acquisition.

Noninterest expense was $9.4 million for the three months ended June 30, 2015 compared with $9.1 million for the comparable period in 2014. Noninterest expense was $27.4 million for the nine months ended June 30, 2015 compared with $24.7 million for the comparable period in 2014. Increases in expenses primarily reflect additional facilities and costs related to the Franklin Security Bank acquisition.

Balance Sheet, Asset Quality and Capital Adequacy

Total assets were $1.60 billion at June 30, 2015 compared with $1.57 billion at September 30, 2014. Total loans receivable, net of allowance for loan losses, were $1.09 billion at June 30, 2015 compared to $1.06 billion at September 30, 2014.

Total deposits decreased $58.3 million, or 5.1%, to $1.08 billion at June 30, 2015, from $1.13 billion at September 30, 2014. Decreases in interest bearing demand deposits, money market and certificate of deposit accounts were partially offset by increases in non-interest bearing demand and savings and club accounts. During the same period, borrowings increased $70.3 million, reflecting the Company’s ability to obtain borrowed funds at what management believes represent attractive rates.

Nonperforming assets totaled $23.4 million, or 1.46%, of total assets at June 30, 2015, compared with $25.0 million, or 1.59%, of total assets at September 30, 2014, and $26.2 million, or 1.68% of total assets a year earlier. The decrease in nonperforming assets of $1.6 million at June 30, 2015 compared to September 30, 2014 was due primarily to decreases in non-performing commercial mortgages and foreclosed real estate.

The Company’s provision for loan losses was $525,000 for the three-month period ended June 30, 2015, compared with a provision of $500,000 for the comparable period in 2014, primarily reflecting continued disciplined credit and underwriting standards. The allowance for loan losses was $8.8 million, or 0.80%, of loans outstanding at June 30, 2015, compared to $8.6 million, or 0.81%, of loans outstanding at September 30, 2014.

The Bank continued to demonstrate financial strength, with a tier 1 leverage ratio of 10.02%, exceeding accepted regulatory standards for a well-capitalized institution. The Company maintained a tangible equity to total assets ratio of 9.85%.

Stockholders’ equity increased $4.0 million to $171.3 million at June 30, 2015, from $167.3 million at September 30, 2014. During the three months ended June 30, 2015, the Company repurchased 36,900 shares at an average cost of $12.85 per share. Tangible book value per share at June 30, 2015 increased to $13.94 compared with $13.34 at September 30, 2014.

For the fiscal third quarter of 2015, the Company’s return on average assets and return on average equity were 0.62% and 5.67%, compared with 0.68% and 6.17%,respectively, in the corresponding period of fiscal 2014.

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of $1.60 billion and is the leading service-oriented financial institution headquartered in Stroudsburg, Pennsylvania. ESSA Bank & Trust maintains its corporate headquarters in Stroudsburg, Pennsylvania and has 26 community offices throughout the Greater Pocono, Lehigh Valley, and Scranton/Wilkes-Barre areas in Pennsylvania. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of consumer and commercial banking products and services, employee benefit solutions, Trust & Asset management, and brokerage services. ESSA Bancorp, Inc. stock trades on The NASDAQ Global Select Market (SM) under the symbol “ESSA”.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual and quarterly reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	June 30, 2015	September 30, 2014
	(dollars in thousands)
ASSETS
Cash and due from banks	$16,017	$20,884
Interest-bearing deposits with other institutions	1,675	1,417

Total cash and cash equivalents	17,692	22,301
Certificates of deposit	1,750	1,767
Investment securities available for sale	381,375	383,078
Loans receivable (net of allowance for loan losses of $8,767 and $8,634)	1,092,527	1,058,267
Regulatory stock, at cost	14,537	14,284
Premises and equipment, net	16,655	16,957
Bank-owned life insurance	30,421	29,720
Foreclosed real estate	2,595	2,759
Intangible assets, net	1,910	2,396
Goodwill	10,259	10,259
Deferred income taxes	11,045	12,027
Other assets	18,058	21,000

TOTAL ASSETS	$1,598,824	$1,574,815

LIABILITIES
Deposits	$1,075,553	$1,133,889
Short-term borrowings	120,856	108,020
Other borrowings	208,805	151,300
Advances by borrowers for taxes and insurance	11,617	4,093
Other liabilities	10,666	10,204

TOTAL LIABILITIES	1,427,497	1,407,506

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	182,358	182,486
Unallocated common stock held by the Employee Stock Ownership Plan	(9,740)	(10,079)
Retained earnings	82,289	77,413
Treasury stock, at cost	(82,105)	(80,113)
Accumulated other comprehensive loss	(1,656)	(2,579)

TOTAL STOCKHOLDERS’ EQUITY	171,327	167,309

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,598,824	$1,574,815

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended June 30		For the Nine Months Ended June 30
	2015	2014	2015	2014
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$11,398	$11,807	$33,947	$32,173
Investment securities:
Taxable	1,741	1,632	5,429	4,682
Exempt from federal income tax	248	173	721	318
Other investment income	181	173	759	317

Total interest income	13,568	13,785	40,856	37,490

INTEREST EXPENSE
Deposits	1,800	2,015	5,643	5,909
Short-term borrowings	118	54	324	104
Other borrowings	639	619	1,826	1,951

Total interest expense	2,557	2,688	7,793	7,964

NET INTEREST INCOME	11,011	11,097	33,063	29,526
Provision for loan losses	525	500	1,500	2,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	10,486	10,597	31,563	27,526

NONINTEREST INCOME
Service fees on deposit accounts	842	828	2,426	2,342
Services charges and fees on loans	274	283	863	572
Trust and investment fees	218	260	660	701
Gain (loss) on sale of investments, net	194	(10)	398	226
Earnings on Bank-owned life insurance	231	234	701	687
Insurance commissions	183	205	582	625
Gain on acquisition	—	241	—	241
Other	6	59	33	85

Total noninterest income	1,948	2,100	5,663	5,479

NONINTEREST EXPENSE
Compensation and employee benefits	5,213	4,912	15,559	13,577
Occupancy and equipment	996	1,051	3,111	3,034
Professional fees	517	441	1,438	1,348
Data processing	861	977	2,566	2,426
Advertising	373	243	725	463
Federal Deposit Insurance Corporation Premiums	269	266	850	730
Loss (Gain) on foreclosed real estate	8	(65)	(167)	(116)
Merger related costs	—	176	—	522
Amortization of intangible assets	156	282	485	756
Other	966	812	2,856	1,987

Total noninterest expense	9,359	9,095	27,423	24,727

Income before income taxes	3,075	3,602	9,803	8,278
Income taxes	618	976	2,318	2,146

Net Income	$2,457	$2,626	$7,485	$6,132

	For the Three Months Ended June 30		For the Nine Months Ended June 30
	2015	2014	2015	2014
Earnings per share:
Basic	$0.24	$0.24	$0.72	$0.56
Diluted	$0.23	$0.24	$0.71	$0.56

	For the Three Month Ended June 30,		For the Nine Month Ended June 30,
	2015	2014	2015	2014
	(dollars in thousands)		(dollars in thousands)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,587,965	$1,546,622	$1,576,752	$1,421,091
Total interest-earning assets	1,489,831	1,442,235	1,476,752	1,321,142
Total interest-bearing liabilities	1,292,034	1,290,266	1,302,249	1,173,645
Total stockholders’ equity	173,678	170,265	171,905	168,977

PER COMMON SHARE DATA:
Average shares outstanding - basic	10,431,461	10,837,592	10,464,084	10,864,362
Average shares outstanding - diluted	10,565,123	10,837,592	10,533,704	10,864,362
Book value shares	11,419,321	11,823,878	11,419,321	11,823,878

Net interest rate spread	2.90%	3.02%	2.93%	2.91%
Net interest margin	2.96%	3.09%	2.99%	2.99%